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                                                                   Exhibit 10.12

                  AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

                Duly made and entered into as of the ____ day of
                              _________________1999

                                 by and between

                           GEOTECH JOINT STOCK COMPANY
                          a Russian joint stock company
                                 (the "COMPANY")

                                       and

                            1 DR. NIKOLAI L. BARANSKY
                            2 DR. EVGENII A. KOZLOV
                            3 MR. DIMITRY V. SULITSKY
                            4 MR. CHRISTOPHER D. KIM
                   (jointly and severally, the "SHAREHOLDERS")

                                       and

                         PARADIGM GEOPHYSICAL (U.K.) LTD
                               an English company
                               (the "U.K.COMPANY")

                         PARADIGM GEOPHYSICAL EUROPE LTD
                               an English company

                                       and
                        PARADIGM GEOPHYSICAL SERVICES LTD
                               an English company
                         (Collectively: the "PURCHASER")

                                       and

                            PARADIGM GEOPHYSICAL LTD.
                               an Israeli company
                                  ("PARADIGM")


WHEREAS, the Company, the Shareholders, the U.K. Company and Paradigm entered into an Asset Purchase Agreement dated June 30, 1998 (the June Agreement"); and

WHEREAS, the parties wish to replace the June Agreement by this Agreement and the Purchaser will herein replace the U.K. Company as the Purchaser; and

WHEREAS, the Company is a joint-stock company formed and existing under the laws of Russia, engaged in developing, marketing and supporting geophysical technologies, algorithms and software for seismic data interpretation for oil and gas exploration; and

WHEREAS, the Shareholders are the holders of the entire issued share capital of the Company; and

WHEREAS, the Purchaser is a  wholly-owned subsidiary of Paradigm; and

WHEREAS, the Company agrees to sell the Selected Company's Assets, defined below, to the Purchaser, which agrees to purchase same from the Company and to assume the Selected Liabilities, as defined below, from the Company, on the terms and conditions set forth in this Agreement; and

WHEREAS, the Shareholders agree to sell the Selected Shareholders' Assets, defined below, to the Purchaser, which agrees to purchase same from the Shareholders, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the foregoing premises and the mutual representations, warranties and covenants herein contained, and for other good and valuable consideration, the parties hereto agree, in this Amended and Restated Agreement, as follows:
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1.    DEFINITIONS

      As used in this Agreement, the following terms shall have the meanings set out below:

      1.1. "ACQUISITION" shall mean the purchase, sale, transfer, assignment, conveyance and delivery of the Selected Company's Assets and/or the Selected Shareholders' Assets, as the case may be, and the assumption of the Selected Assumed Liabilities pursuant to the terms of this Agreement.

      1.2. "AFFILIATE" shall mean, with respect to any Person, any other Person that, directly or indirectly, controls or is controlled by or is under common control with such Person. As used in this definition of "Affiliate" the term "control" and any derivatives thereof mean the possession, directly or indirectly, of more than 50% of the voting rights or the rights to appoint directors whether through ownership of voting securities, by contract, or otherwise.

      1.3. "AGREEMENT" shall mean this Amended and Restated Asset Purchase Agreement and the preamble and all appendices hereto.

      1.4. "APPROVED MAINTENANCE AGREEMENTS" means those maintenance agreements of the Company listed in APPENDIX 1.4 hereto. The Company warrants that it has not entered into any maintenance agreements.

            "ASSUMED LIABILITIES" shall mean only (a) those liabilities of the Company expressly set forth in APPENDIX 4.13 attached hereto ,.

      1.6. 1.6. "CLOSING" shall mean the consummation of the Acquisition pursuant to this Agreement.

      1.7. "CLOSING DATE" shall mean the date of consummation of the Acquisition pursuant to this Agreement pursuant to Section 12 below.

      1.8. "CONFIDENTIAL INFORMATION" shall mean all trade secrets and other confidential information concerning the Company including, without limitation, information regarding the operations, future plans, projected and historical sales, marketing, costs, production, growth and distribution, any customer lists, customer information, information relating to governmental relations, technical information, Intellectual Property and information relating to the products or services, whether patentable, or able to be copyrighted, or not. Confidential Information shall not include information that is publicly available at the time of disclosure or subsequently became publicly available information in the possession of the receiving party prior to its disclosure by the disclosing party or information that came to the knowledge of the receiving party otherwise than through a breach by the receiving party of obligations of confidentiality (but only from the time that such information becomes publicly available). Confidential Information shall also not include any information relating to Mercury International Technology Inc. ("MIT") and/or Japex Geoscience Institute, Inc. ("JGI").

      1.9.  Reserved.

      1.10. "EXCLUDED LIABILITIES" shall mean all liabilities of the Company which are not Selected Assumed Liabilities, including without limitation. (a) all liabilities of the Company of any kind, character or description, whether accrued, absolute contingent or otherwise and whether arising or asserted before or after the date of this Agreement, (b) all liabilities of the Company arising after June 30, 1998 which were not incurred in the ordinary course of business, consistent with past practice, (c) any and all taxes, charges, fees, levies and duties of whatever kind whatsoever imposed by the Russian government or any foreign government or any subdivision or agency of them and any and all interest, penalties or additions attributable thereto - unless and to the extent that such items are reflected as a liability in APPENDIX 4.13 or accrued after June 30, 1998 in the ordinary course of business, consistent with past practice, (d) any liability, undertaking and/or obligation of any kind whatsoever,
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            known or unknown, contingent or otherwise, to present or former directors, shareholders or employees of the Company incurred or relating to the period prior to the Closing Date, including, without limitation, salary, pension payments, severance pay, holiday pay, sick payments, shares or options or commission arrangements unless such undertakings or liabilities are expressly included in the employment agreement between the Purchaser and any such person, irrespective of whether or not such liability/ies or undertaking/s was/were incurred in the ordinary course of business, consistent with past practice; (e) any damage and/or expense relating to product liability claims for products delivered or services provided prior to the Closing Date, unless such product liability claim is of the sort customarily associated with the Company's line of products and services in the normal course of its business; (f) any liability for transactional and advisory costs, including, without limitation, attorney's and accountants' fees and expenses incurred in connection with the transactions contemplated herein; (g) any liability for brokerage, commission or similar payment in connection with the transactions contemplated by this Agreement, (h) any and all liabilities with respect to criminal and civil fines, penalties and punitive damages arising out of or relating to events occurring or actions taken prior to the date hereof; (i) any maintenance agreements or undertakings other than the Approved Maintenance Agreements, and (j) any and all liabilities (including liabilities for bodily injury, death and property damage) arising out of or relating to products manufactured or services performed by the Company and sold or shipped prior to the Closing Date, unless such liability is of the sort customarily associated with the Company's line of products and services in the normal course of its business,
            (k) any Excluded Receivables Related Costs, (l) any and all liabilities or obligations arising under any action, suit or proceeding commenced on or prior to the Closing Date against or affecting the Purchaser or any of its shareholders, directors, officers, employees, agents or affiliates, relating to the Company's business or the Assets; (m) any debts, liabilities and claims relating any understandings, undertakings, contracts, agreements, commitments, letters of understanding, arrangements with MIT and JGI and (n) any and all payments, liabilities for loss, damages, out-of-pocket fees, expenses arising out of or incidental to any of the foregoing Excluded Liabilities, or any and all indebtedness, liabilities or obligations of, or guaranties of the same made by the Purchaser that have been incurred to pay or repay any of the aforegoing Excluded Liabilities.

      1.11. "EXCLUDED RECEIVABLES" shall mean all receivables of the Company of whatever kind (which are not Selected Receivables) including those listed in APPENDIX 1.11 hereto.

      1.12. "EXCLUDED RECEIVABLES RELATED COSTS" shall mean all costs and expenses of whatever kind whatsoever relating to the performance of the undertakings of the Company underlying the Excluded Receivables, including those costs listed in APPENDIX 1.12.

      1.13. "GOODWILL" shall mean the goodwill of the Company and/or of the Shareholders, as the case may be, including without limitation, in the reputation of the Company, the relationship with customers, high scientific standards and experience and the exclusive use of the name of the Company.

      1.14. "KEY EMPLOYEES" shall mean those employees of the Company listed in APPENDIX 1.14 hereto.

      1.15. "LIABILITY" or LIABILITIES" shall mean any liability of the Company (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, (whether liquidated or unliquidated) including, without limitation, future claims brought against the Company relating to any cause of action arising prior to the Closing Date, but shall not include any liabilities approved by the Purchaser in writing.

      1.16. "LIBOR" shall mean the London Interbank Offered Rate for six month deposits as quoted by the Wall Street Journal from time to time accruing quarterly.

      1.17. "LIENS" shall mean liens, charges, claims, pledges, security interests, third party rights of the Company, and encumbrances of any nature whatsoever.

      1.18. "NET REVENUES" shall mean total revenues of the Representative Offices, less the cost of hardware, third party commissions and royalties. An indication of the calculation of the third party expenses is set out in the business plan of the Representative Offices attached hereto as APPENDIX 1.18.
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      1.19. "PERSON" shall mean an individual, partnership, corporation, limited liability company, joint venture, unincorporated organization cooperative or a government entity or agency thereof

      1.20. "PURCHASER'S BUSINESS" shall mean the development, sale and distribution of geophysical hardware and software and the processing of geophysical data on computer or electronic data processing equipment, and consulting related to geophysical data acquisition and processing in Russia and the C.I.S. or any other territories in which the Purchaser is active.

      1.21. "REPRESENTATIVE OFFICES" shall mean the two representative offices established by the two Purchaser companies in Russia .

      1.22. "SELECTED COMPANY'S ASSETS" has the meaning set forth in Section
            2.1.1 below.

      1.23. "SELECTED COMPANY'S KNOW HOW" shall mean all technology and know how owned by or of the Company at the Closing Date regardless of its state of development, relating to the Company's business and/or the Company, including without limitation, software, source codes, object codes, inventions, methods, processes, techniques, know-how, data and other information relating to or used for the Company's business or for any other purpose and all intellectual property rights associated with any of the foregoing, including, without limitation, the Intellectual Property as well as all designs, plans, diagrams, specifications, documents or other media containing or embodying any of the aforegoing. However, the Company's Know-How shall not include any understandings, undertakings, contracts, agreements, commitments and letters of understanding and other arrangements with MIT and JGI relating to technology and know-how of the Company, or any products, know-how, software, source indexes, object codes, inventions, methods, processes and techniques developed by, for or together with MIT and/or JGI.

      1.24. "SELECTED RECEIVABLES" shall mean those accounts receivable of the Company listed in APPENDIX 1.24 hereto.

      1.25. "SELECTED SHAREHOLDERS' ASSETS" has the meaning set forth in Section
            2.1.2 below.

      1.26. "SHAREHOLDERS' KNOW HOW" shall mean all technology and know how owned by or of the Shareholders at the Closing Date regardless of its state of development, relating to the Company's business and/or the Company, and its clients and services, including without limitation, software, source codes, object codes, inventions, methods, processes, techniques, know-how, data and other information relating to or used for the Company's business or for any other purpose and all intellectual property rights associated with any of the foregoing, including, without limitation, the Intellectual Property as well as all designs, plans, diagrams, specifications, documents or other media containing or embodying any of the aforegoing, or any products, know-how, software, source codes, object codes, inventions, methods, processes and techniques developed by, for or together with, MIT and/or JGI.

      1.27. "THIRD PARTY PAYMENTS" shall have the meaning specified in Section
            10.2 below.

2.    SALE AND PURCHASE OF ASSETS

      2.1. PURCHASE AND SALE OF ASSETS. Upon the terms and subject to the conditions set forth in this Agreement:

            2.1.1 PURCHASE AND SALE OF ASSETS. The Purchaser agrees to purchase, accept, and acquire from the Company, and the Company agrees to sell, transfer, assign, convey and deliver to the Purchaser at the Closing, all right, title, and interest of the Company in and to the Selected Company's Assets (as defined below) free and clear of all Liens. The Company's Assets shall be divided between the Purchaser companies as determined by the Purchaser companies at the Closing. The "Selected Company's Assets" shall mean all right, title and/or interest owned or held by the Company in the following:

                  2.1.1.1. AGREEMENTS. All rights and benefits accruing to the
                           Company pursuant to the contracts, agreements, and other commitments and
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                           arrangements with any person or entity to which the
                           Company is a party as listed in APPENDIX 2.1.1.1 hereto (including all geophysical service contracts), but excluding any contracts, agreements and other commitments and arrangements relating to the Company's Know-How and to any agreements, commitments and letters of understanding and other arrangements with MIT and/or JGI.

                  2.1.1.2. EQUIPMENT. All manufacturing, production, maintenance and testing machinery, equipment and devices including computers, computer hardware, supplies, furniture, fixtures, vehicles and other tangible property (the "Equipment"), including the Company's rights under all related warranties, all as listed in APPENDIX 2.1.1.2 hereto.

                  2.1.1.3. LEASES. The entire leasehold or rental interest,
                           rights and benefits accruing to the Company under all leases of any property, including: (i) buildings, and improvements located thereon, (ii) equipment, including hardware and associated telecommunication equipment, (iii) office furnishings and fixtures (iv) vehicles and other tangible property, all as listed in APPENDIX 2.1.1.3 hereto.

                  2.1.1.4. BUSINESS RECORDS. All business and marketing records of the Company, including accounting and operating records, asset ledgers, inventory records, budgets, personnel records, payroll records, customer lists, consagreements, supplier lists, information and data respecting leased or owned equipment, files, correspondence and mailing lists, advertising materials and brochures, and other business records, and including the Confidential Information, in so far as such records relate to Selected Company's Assets, Selected Assumed Liabilities, Selected Receivables and Selected Receivable Related Costs.

                  2.1.1.5. AUTHORIZATIONS. All approvals, authorizations,
                           certifications, consents, variance, permissions, licenses, and permits to or from, or filings, notices, or recordings to or with, governmental authorities and or bodies relating to the Selected Company's Assets, and the activities of the Company including as listed in APPENDIX 2.1.1.5 hereto (the "Authorizations"), to the extent that such Authorizations are capable of transfer or assignment to the Representative Office.

                  2.1.1.6. SELECTED ACCOUNTS RECEIVABLE. All the Selected
                           Receivables

                  2.1.1.7. CLAIMS. All claims, warranties, rights, causes of action and other similar business rights
                           (collectively "Claims") relating to the business of the Company, or which the Company may have against any Person, including rights to recoveries for damages or defective goods, and refunds, insurance claims, and/or actions in so far as such Claims relate to Selected Company's Assets and Selected Receivables

            2.1.2. SELECTED SHAREHOLDERS' ASSETS. The Purchaser agrees to purchase, accept, and acquire from the Shareholders, and the Shareholders agree to sell, transfer, assign, convey and deliver to the Purchaser at the Closing, all right, title, and interest of the Shareholders in and to the Shareholders' Assets (as defined below) as determined by the Purchaser companies at the Closing. The "Selected Shareholders' Assets" shall mean all those, real, intellectual, personal, and mixed, tangible or intangible assets and properties of the Shareholders or owned, held by or due to the Shareholders in any manner whatsoever relating to seismic data analysis in Russia and the CIS Without in any way limiting the generality of the foregoing, the Selected Shareholders' Assets shall include, but not be limited to, all right, title and/or interest owned or held by the shareholders in the following:

                   2.1.2.1. The Shareholders' Know-How.

                   2.1.2.2. The personal relationships of the Shareholders with the clients in the
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                            oil and gas industry and the knowledge and ability
                            of the Shareholder with regard to geophysical technologies, algorithms and software for seismic data interpretation for oil and gas exploration in Russia and the CIS.

                   2.1.2.3. All or any interest held or owned by the
                            Shareholders in work in progress or the development of intangible assets owned by them for oil and gas exploration in Russia and the CIS.

                   2.1.2.4. All or any interest held or owned by the
                            Shareholders in any goodwill appertaining thereto.

                   It is explicitly agreed that Selected Shareholder Assets do not include any assets, whether tangible or intangible, relating to MIT and JGI.

      2.2. INTENT OF THE PARTIES. Although the Selected Company's Assets and the Selected Shareholders' Assets identified in Sections 2.1.1 and
            2.1.2. hereof are intended to be complete, to the extent that all rights and/or assets of the Company or of the Shareholders are not properly itemized or do not appear in this Agreement (including any of its Schedules), then, unless this Agreement otherwise provides directly for the Purchaser to provide for or obtain such rights or assets in a different manner, the general language of Section 2.1 shall govern and such rights and assets shall nonetheless be transferred to the Purchaser (or the Representative Office, if the Purchaser so designates) at the Closing.

       2.3. INSTRUMENTS OF CONVEYANCE AND TRANSFER OF BOOKS AND RECORDS. At the Closing as provided in Section 11 hereof, and after the Closing, if necessary, the Company shall deliver to the Purchaser such deeds, bills of sale, endorsements, assignments and other instruments of sale, conveyance, transfer and assignment, reasonably satisfactory in form and substance to the Purchaser and its counsel, as may be reasonably required by the Purchaser, in order to convey to the Purchaser good and marketable title to the Selected Company's Assets and the Selected Shareholders' Assets, free and clear of all Liens. The Company and the Shareholders, jointly and severally, shall pay all sales, capital, franchise, income, use, transfer, or other taxes, payable by a seller by reason of the sale hereunder. The Company and the Shareholders shall also provide the Purchaser with irrevocable Powers of Attorney enabling the Purchaser to cede, assign, transfer, convey or register to or in favor of the Purchaser, all the Selected Company's Assets and the Selected Shareholders' Assets.

3.    ASSUMPTION OF SELECTED LIABILITIES

      Upon the terms and subject to the conditions set forth in this Agreement, the Purchaser agrees, at the Closing, to assume all the Assumed Liabilities.

4.    REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS AND THE COMPANY

      The Shareholders and the Company hereby, as of the date hereof and as of the Closing Date, jointly and severally, represent and warrant to the Purchaser and Paradigm, and acknowledge that the Purchaser and Paradigm are entering into this Agreement in reliance on the said warranties, as follows:

      4.1. STATUS OF THE COMPANY. The Company is duly incorporated and validly existing under the laws of Russia and has all the corporate powers and governmental licenses, authorizations, consents and approvals required to carry on its business as is now conducted, and is in good standing with and before all governmental authorities.

      4.2. VALIDITY OF AGREEMENT. This Agreement and all documents and instruments referred to or contemplated by this Agreement, have been duly, authorized, executed and delivered by the Company, and all documents and instruments referred to or contemplated by this Agreement will be the valid and legally binding obligation of the Company, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally. Neither the execution and delivery of this Agreement by the Company and the Shareholders, nor the compliance and performance by the Company with the terms and provisions hereof, including the execution and delivery of all documents, and instruments referred to or
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            contemplated by this Agreement will (a) conflict with or result in a breach by the Shareholders or the Company of any of the terms and provisions of (i) any law, rule, ordinance, regulation, permit, order, judgment or decree of any court, arbitrator or governmental instrumentality or (ii) any lien, lease, license, agreement, or instrument to which the Shareholders or the Company are a party or by which they or their properties may be bound, including any agreement or undertaking towards customers of the Company or towards MIT Inc. and JIG, Inc. or (b) create in any Person the right to terminate, accelerate, modify, cancel or otherwise cause a material adverse change with respect to any such lien, lease, agreement, contract, instrument or assets or (c) result in the creation of any lien, charge, or other encumbrance on any property right or asset of the Company.

      4.3. OWNERSHIP OF THE COMPANY. All of the issued shares of the Company are owned by the Shareholders and duly authorized, validly issued, fully paid and non-assessable and were not issued and are not owned or held in violation of any preemptive or other rights of any person to acquire securities of the Company. There are no outstanding options, convertible securities, rights (preemptive, conversion or other warrants, calls or agreements relating to the Company's capital stock. The Company is not a party to any option, warrant, purchase right or other contract or commitment that could require the Company to sell, transfer, or otherwise dispose of any capital stock of the Company.

      4.4. SUBSIDIARIES. The Company has no Subsidiaries and does not hold securities or investments in any company, organization (whether incorporated or not) or any other entity.

      4.5. BOARD OF DIRECTORS. The present members of the Board of Directors of the Company are as set forth in APPENDIX 4.5.

      4.6. COMPLIANCE. Except as specified in APPENDIX 4.6 hereto there are no defaults by the Company, or another party to any contract, agreement, license or similar document to which the Company is a party. The Company is in compliance in all material respects with all applicable laws, ordinances, permits, rules, regulations, judgments, orders, decrees, rulings and governmental requirements. The Company has not incurred any indebtedness for borrowed money as to which a creditor has a claim against the Assets of the Company.

      4.7. LITIGATION. There is no action, suit, arbitration, litigation proceeding, investigation, claim or inquiry (formal or informal) pending or threatened against the Shareholders or the Company, and to the best knowledge of the Company and the Shareholders there are no acts or matters which have occurred or may occur, to give rise to the foregoing which (a) questions the validity of the Agreement or the transactions contemplated hereby, (b) if adversely determined would, materially and adversely affect the Company's performance hereof or the Company's business, operations or assets, or (c) may subject Paradigm and/or the Purchaser to any liability after the Closing Date.

      4.8. TITLE TO PROPERTY AND ASSETS. The Equipment is owned by the Company free and clear of all Liens. The Equipment will be transferred only with software for which the Company has purchased a fully licensed copy and the Purchaser will have the right to utilize any residual support for that software to be provided by the software producer.

            With respect to the property and assets that are leased, the Company is in compliance with all material provisions of such leases and holds a valid leasehold interest free of any liens, claims, loans or encumbrances. All properties and assets owned, leased or licensed by the Company are free of material defects, maintained in good and usable operating condition and are suitable for the purposes for which they are used.

      4.9. ACCOUNTS RECEIVABLE. The Selected Receivables are and will be good and collectable in a timely manner and in accordance with their terms, in each case at the aggregate amounts thereof specified in APPENDIX 1.24 without right of recourse, defense, deduction, return of goods, counterclaim, offset, or set-off on the part of the obligor. The inability and/or inaction of the Company or the Shareholders in collecting the excluded Receivables will not subject the Purchaser, Paradigm or the Representative Office to any claim from any third party.

      4.10. INTELLECTUAL PROPERTY. There are no communications alleging that the Company has violated or would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. Neither the
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            Shareholders nor any director, officer, or employee of the Company, or any third party possesses any Intellectual Property which relates to the business of the Company except for the Selected Shareholders Assets. The Company, has not infringed or received notice of infringement in respect of asserted intellectual property of others. There is no infringement by others of intellectual property of the Company.

      4.11. TAXES. The Company has no liability to any domestic or foreign taxing authority which would have the effect of restricting or delaying the performance by the Company of all its obligations pursuant to this Agreement.

      4.12. AGREEMENTS. APPENDIX 4.12 attached hereto contains a complete schedule of all outstanding contractual undertakings and quotations of the Company and all other contracts, leases, licenses, debt instruments, loan agreements, partnership or joint venture agreements, confidentiality and non-competition agreements, lease agreements, license agreements, merchandise commitments, and all other material obligations of the Company to date relating to the Selected Company's Assets or Selected Assumed Liabilities. With respect to each such agreement: (a) the agreement is legal, valid, binding, enforceable and in full force and effect without any material default thereunder, (b) the agreement will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, except as disclosed in APPENDIX 4.12, (c) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration under the agreement except as set forth in APPENDIX 4.12, and (d) no party has repudiated any provision of the agreement. There are no outstanding powers of attorney executed on behalf of the Company.

      4.13. Except as set forth in APPENDIX 4.13 attached hereto, , there are no fixed or contingent liabilities, asserted or unasserted (and there is no basis for any present or future action, suit, proceeding, investigation, charge, claim, or demand giving rise to any such liability), including without limitation such liabilities arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by the Company with respect to any claim for the breach of any express or implied product warranty on any other similar claim with respect to any of such products.

      4.14. INTERIM OPERATIONS. Except as set forth in APPENDIX 4.14, since December 31, 1997 (a) there have not been any material adverse changes in the financial condition, material assets or results of operations of the Company, (b) there has not been any increase in the payment of compensation to any director or employee of the Company.

      4.15. BANKRUPTCY. Neither the Company nor the Shareholders have admitted their inability to pay their debts generally as they become due, or filed or consented to the filing of a petition in bankruptcy, nor consented to the appointment of a receiver for itself or for any substantial part of its property, or made any determination in respect of the distribution thereof. No notice has been received of the intent of any entity to request dissolution of the assets of the Shareholders or the Company and, to the knowledge of the Company, no event or condition exists which could give rise to any of such events.

      4.16. EMPLOYEES; LABOR CONTRACTS.

            4.16.1. APPENDIX 4.16.1 contains a full list of all the employees of the Company and an accurate statement of their current salaries and all benefits. The Company is currently not under any obligation to increase any such remuneration or alter any other terms except other than in the ordinary course of business.

            4.16.2. There is no restriction on the hiring of certain employees of the Company by the Representative Offices at the Closing Date and after the Closing Date neither the Purchaser nor the Representative Offices will have any obligations towards such employees, except as specifically set forth in the employment agreements between the Representative Offices and each such employee entered into pursuant to Section 11.1.6 below.

9


            4.16.3 Upon hiring of certain of the employees of the Company by the Representative Offices, neither the Purchaser nor the Representative Offices will have any obligations or liabilities towards such employees, including for part salaries, pensions, holiday, sick pay or royalties, except as specifically set forth in the employment agreements between the Representative Offices and each such employee pursuant to Section 11.1.6 below. The Company and the Shareholders warrant that they have made all statutory and contractual and other agreed payments due to the Company's employees that will be hired by the Purchaser, and that the Company and/or the Shareholders will be solely responsible for any claims that may be made by, connected to or involving those employees, and for any claims that may be existing at date of hiring or that may arise in the future if incurred prior to such date, and for which the Company and the Shareholders hereby, jointly and severally, indemnify the Purchaser.

            4.16.4 Upon hiring of certain of the employees of the Company, the Representative Offices agrees that those employees hired will be entitled to ten working days paid vacation. This vacation will be taken at a time to be agreed by each of the hired employees of the Company with the Representative Offices .

            4.16.5 The Company and the Shareholders acknowledge that neither the Purchaser nor the Representative Office undertake to employ any of the Company's employees but that all employees of the Company will have the right to become employees of the Representative Office as of the Closing Date, if, at the Representative Office's discretion, it wishes to employ any or all of such employees.

      4.17. BROKER'S OR FINDER'S FEE. No person acting on behalf of the Seller or the Shareholders is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, from the Purchaser or Paradigm in connection with any of the transactions contemplated in this Agreement.

      4.18. DISCLOSURE. Neither this Agreement nor any statements or certificates made or delivered in connection herewith contain any untrue statements of a material fact or omit to state a material fact necessary to make the statements herein or therein not misleading. There is no fact material to the Selected Company's Assets, Selected Assumed Liabilities and Selected Receivables that has not been disclosed to the Purchaser and set forth in this Agreement, including the exhibits hereto, or otherwise disclosed in writing to the Purchaser and Paradigm.

      4.19. MATERIALITY. Each reference to any material adverse effect upon the financial condition, operation, or prospects of the Company or the Assets, or any other reference to a material item or circumstance, shall be construed to include any act, omission, event, or circumstances that would entail loss, liability, damage, or expense to the Purchaser or Paradigm (with respect to the rights and benefits expected by the Purchaser to be obtained) exceeding $10,000 in any single instance, whether under one or more representations, warranties, covenants, or agreements contained herein.


5.    REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

      The Purchaser and Paradigm hereby represent and warrant , as of the date hereof and as of the Closing, to the Company and the Shareholders and acknowledge that the Company and the Shareholders are entering into this Agreement in reliance on said warranties as follows:

      5.1. ORGANIZATION. Each of the Purchaser and Paradigm is a corporation duly organized, validly existing and in good standing under the laws of England and Israel respectively, with corporate power to carry on its business as now being conducted.

      5.2. POWER AND AUTHORITY; ENFORCEABILITY. Each of the Purchaser and Paradigm has all requisite corporate power to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered on behalf of the Purchaser and Paradigm, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of the Purchaser and Paradigm, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights

10


            generally or by the availability of equitable remedies.

      5.3. BROKER'S OR FINDER'S FEE. No person acting on behalf of the Purchaser or Paradigm is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, from the Company in connection with any of the transactions contemplated hereby.

6.    CONSIDERATION

      6.1 In full and final consideration for the performance by the Company and the Shareholders of their obligations pursuant to this Agreement, including the sale, transfer and assignment of the Selected Company's Assets and the Shareholders' Assets to the Purchaser, the Purchaser or Paradigm will pay to the Company a purchase consideration of US $175,000 (one hundred and seventy five thousand US dollars) and to the Shareholders, in equal shares, an aggregate purchase consideration of up to US $1,625,000 (one million six hundred and twenty five thousand US dollars) (subject to adjustment as set out in this Section 6) as follows :

            6.1.1 LUMP SUM PAYMENTS: At the Closing, the amount of US$100,000
                  (one hundred thousand US dollars) will be paid by the Purchaser to the Company. Furthermore, an aggregate amount of US $150,000 (one hundred and fifty thousand US dollars) will be paid by the Purchaser to the Shareholders the amount payable to the Shareholders to be divided between the Shareholders in equal shares. On each of April 30th, 1999 and July 31, 1999, the Purchaser shall also pay to Company $ 37,500( thirty seven thousand five hundred US dollars) and to the Shareholders $ 37,500( thirty seven thousand five hundred US dollars) , to be divided between the Shareholders in equal shares.

            6.1.2 ADDITIONAL PAYMENTS :

                  6.1.2.1 The Purchaser shall pay to the Shareholders, to be divided between the Shareholders in equal shares, the aggregate amount of US $400,000 (four hundred thousand US dollars) (less any Third Party Payments and less any other amounts for which the Shareholders or the Company may be or become liable to the Purchaser in terms of this Agreement) on condition that the Net Revenues (as defined below) of the Representative Office for the period October, 1, 1998 to June 30, 1999 equals at least US $1,600,000. In the event that such Net Revenues target is less than US $1,600,000 but is equal to or greater than US $1,400,000, the payment will be reduced to US $250,000 (two hundred and fifty thousand US dollars), which will be paid as follows: US $150,000 within fourteen (14) days after calculation of the Net Revenues for the relevant period and US $100,000 twelve (12) months after such date. However, in the event that such Net Revenues target is less than US $1,400,000, the total payment of US $250,000 will be reduced to US $100,000 (one hundred thousand US dollars), which will be paid in one payment within fourteen (14) days after calculation of the Net Revenues for the relevant period.

                  6.1.2.2 The Purchaser shall pay to the Shareholders, to be divided between the Shareholders in equal shares, an additional aggregate payment of up to an additional $200,000 according to the Net Revenues of the Representative Office for the period October, 1, 1998 to June 30, 1999 as follows:

                               NET REVENUES (US$)             PAYMENT (US$)
                               ------------------             -------------
                               Less than 1,600,000            No payment
                               1,600,001 - 1,750,000          50,000
                               1,750,001 - 1,800,000          60,000
                               1,800,001 - 1,850,000          70,000
                               1,850,001 - 1,900,000          80,000
                               1,900,001 - 1,950,000          90,000
                               1,950,001 - 2,050,000          100,000
                               2,050,001 - ,2,150,000         150,000
                               Greater than 2,150,001         200,000

11



                         In the event that none of these Net Revenues targets is achieved, the Purchaser will not be obliged to make any additional payments to the Company and/or to the Shareholders.

                  6.1.2.3 In the event that a Net Revenues target of at least
                          $1,650,000 is achieved for the period October 1, 1998 to June 30,, 1999, the Purchaser shall pay the Shareholders, to be divided between the Shareholders in equal shares, an additional aggregate payment of up to US $400,000, according to the Net Revenues of the Representative Office for the period July 1, 1999 to March 31, 2000, as follows:

                               NET REVENUES (US$)             PAYMENT (US$)
                               ------------------             -------------
                               Less than 1,800,000            No payment
                               1,800,001 - 2,000,000          75,000
                               2,000,001 - 2,200,000          150,000
                               2,200,001 - 2,400,000          225,000
                               2,400,001 - 2,500,000          300,000
                               Greater than 2,500,001         400,000

                          In the event that the Net Revenues are between $1,400,000 and $1,650,000 for the period October 1, 1998 to June 30 , 1999,the amount by which the Net Revenues fall short of $1,650,000 for this period will be added to the Net Revenue target for the period July 1, 1999 to March 31, 2000 in order to determine eligibility for the additional aggregate payment in this Section 6.1.2.3.

                  6.1.2.4 The Purchaser shall pay the Shareholders, to be
                          divided between the Shareholders in equal shares an additional aggregate payment of up to an additional $400,000 according to the Net Revenues of the Representative Office for the period April 1, 2000 to March 31, 2001 as follows:

                               NET REVENUES (US$)             PAYMENT (US$)
                               ------------------             -------------
                               Less than 2,500,000            No payment
                               2,500,001 - 2,700,000          100,000
                               2,700,001 - 2,900,000          150,000
                               2,900,001 - 3,100,000          200,000
                               3,100,001 - 3,300,000          250,000
                               3,300,001 - 3,500,000          300,000
                               3,500,001 - 3,800,000          350,000
                               Greater than 3,800,001         400,000

                  6.1.2.5 The payments in 6.1.2.2, 6.1.2.3 and 6.1.2. above will be made within fourteen (14) days after calculation of the Net Revenues for the relevant period if the Net Revenues target for that period is achieved. It is clarified that if the Net Revenue Targets target for the period October 1, 1998 to June 30, 1999, as detailed in 6.1.2.3 above is not achieved, the Purchaser will not make any additional payments to the Company and/or the Shareholders even if the Net Revenue targets for the period April 1, 2000 to March 31, 2001 is achieved.

                  6.1.2.6 The Company and the Shareholders acknowledge that, as the primary asset of the Company is the goodwill established by the Company and the Shareholders in Russia and other territories in the CIS, largely due to the efforts of the Shareholders, it is of the utmost importance that the Shareholders will continue to contribute to the Purchaser's Business and to preserve its goodwill. Consequently, it is agreed that the Purchaser will have the right to withhold payments due according to Sections 2.2 and

12

                          6.1.2., if, at any payment date, the Company or any of the Shareholders are in breach of the provisions of
                          Section 9 below or if any of the Shareholders are not in material compliance with their respective employment agreements with the Purchaser, except to the extent that any non-compliance is due to forces beyond the control of the parties, such as illness, death or act of God.

                  6.1.2.7 In the event that the amount of the Excluded
                          Receivables plus the Excluded Receivables Related exceeds $200,000 (two hundred thousand US dollars) such amounts will be deducted from the payments due to the Shareholders pursuant to Sections 6.1.2.2 and
                          6.1.2.3 above. Any Excluded Receivables received by the Company will belong to the Company and will not constitute a Company Asset assumed by the Purchaser.

      6.2 GROSS PAYMENTS. All payments by the Purchaser to the Company and/or the Shareholders are in gross terms and if the Purchaser is required to deduct at source or to pay any taxes (including VAT), levies or fees in Russia on or in respect of such payments, any amounts of any taxes, levies or fees paid by the Purchaser will be deducted from the consideration.

      6.3   THIRD PARTY PAYMENTS:

            Any Third Party Payments or any other amount which under the terms of this Agreement should have been made by the Company or the Shareholders but which Paradigm and/or the Purchaser are forced by circumstances to make will be deducted from the next payment due pursuant to Section 6.1.2 above. In the event that the amount of the next payment due is not sufficient to cover the Third Party Payments or any other amounts made by Paradigm and/or by the Purchaser, such amount will be deducted from subsequent payments. In the event that the payments due are insufficient to cover the Third Party Payments, the indemnification provisions of Section 10 will apply. In the event that a Third Party Payment has been claimed but not paid by Paradigm or the Purchaser, Paradigm or the Purchaser may withhold a portion of the payment due the Company up to, but not in excess of, the disputed or unpaid amount claimed by or owed to the third party, until the claim is resolved.

      6.4   PAYMENT IN SHARES:

            Paradigm shall, at its sole and absolute option, make any or all of the payments pursuant to Section 6.1.2, in duly issued and fully paid-up Ordinary shares of Paradigm, provided that no more than thirty five percent (35%) of the aggregate amount of such payments shall be made in shares. Paradigm shall give notice to the Company and the Shareholders of its election at least thirty (30) days before each payment date.

            Paradigm's Ordinary Shares, to be delivered pursuant to this Section 6.4, shall be valued at the market price per share on the date of delivery, which shall be deemed to be the average of the mean between the high bid and low asked quotations per share in the over-the-counter market as reported by the National Quotation Bureau, Inc. on the ten trading days immediately preceding the third trading day prior to the date of delivery.

      6.5   LATE PAYMENT.

            In the event that Paradigm or the Purchaser fails to make any payment on the due date, the unpaid amount shall accrue annual interest of LIBOR plus 3%, commencing fourteen (14) days following the due date of payment.

      6.6   METHOD OF PAYMENT

            All payments according to Sections 6.1.1 and 6.1.2 will be made to the Company or a company designated by it, by wire transfer of immediately available funds to the bank account(s) specified in APPENDIX 6.6 hereto, unless the Purchaser received a written notice signed by the Company or all the Shareholders, as the case may be, specifying otherwise, at least ten (10) days before the scheduled payment date.

7.    LEASE OF PREMISES

13


      The Company undertakes, on the Closing Date, at the Purchaser's request, to enter into an agreement of lease or sub-lease in favor of the Purchaser in respect of the premises where the Company's business is being carried on, at Pokrovra Street 22, Moscow 10100, Russia, for a period of 6 (six) months from the Closing Date and at a rental equivalent to the rental being paid by the Company to VNII Geofizika. The Purchaser shall not be responsible for any costs involved in any termination of the Company's lease with VNII Geofizika, or for any costs arising out of any lease or tenancy by the Company of the premises for any period previous to the Closing Date.

8.    COVENANTS OF PARTIES.

      The parties hereby covenant and agree as follows with respect to the period between the execution of this Agreement and the Closing:

      8.1 GENERAL. Each of the parties will use his, or its best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Section 10 below).

      8.2 NOTICES AND CONSENTS. The Company will provide any notices to third parties and will obtain any third party consents in connection with the transactions contemplated in this Agreement. The Company will provide any notices to and will make any filings with, and use its best efforts to obtain any authorizations, consents and approvals of governments and governmental agencies in connection with the matters referred to in this Agreement.

      8.3   FULL ACCESS SUPERVISOR

            8.3.1 The Company will permit the Purchaser and Paradigm and their authorized employees, agents, accountants, legal counsel and representatives to have full access to the books, records, facilities, properties, customers, personnel and officers of the Company.

            8.3.2 The Purchaser shall be permitted to nominate a supervisor who will have the right to supervise the activities of the Company and to ensure compliance with Section 8.4 below. The Company and the Shareholders will provide the supervisor with any assistance and documents requested by the supervisor.

      8.4   OPERATION OF BUSINESS.

            8.4.1 Prior to the Closing, the Company will not take and the shareholders will not cause the Company to take any of the following actions, without the prior written consent of the
                  Purchaser:

                  1) increase the rate or form of compensation payable to any employee or increase any employees benefits, except increases in compensation and benefit changes made in the ordinary course of business in accordance with established policies and past practice;

                  2) sell, dispose of, license, mortgage or encumber any properties, rights or assets, relating to the Selected Company's Assets except in the ordinary course of business consistent with past practice.

                  3) create, incur, assume, guarantee or otherwise become liable or obligated with respect to any indebtedness, or make any loan or advance to, or investment in, any person or entity, except in each case in the ordinary course of business or, even if in the ordinary course of business, involving a liability in excess of US$5,000 or US$20,000 in the aggregate for the period prior to the Closing;

                  4) issue any securities relating to the capital stock of the Company or grant or enter into any agreement to grant any options, convertibility rights, other rights, warrants, calls or agreements relating to the capital stock of the Company or redeem, repurchase or otherwise

14


                        acquire any of the capital stock of the Company.

                  5) consolidate or merge with any other person, entity or business.

            8.4.2 CONTINUED OPERATION OF BUSINESS. Prior to the Closing, the
                  Company will, to the extent required for the continued operation of the business of the Company, use commercially reasonable efforts to, (a) keep available the services of the employees of the Company and (b) preserve the present relationships of the Company with persons having significant business relations therewith, including licensers, suppliers and customers.

            8.4.3 PRESS RELEASES. Neither the Shareholders nor the Company shall issue or cause publication of any press release or other announcement or public communication with respect to this Agreement or the transactions contemplated herein without the consent of the other, which consent shall not be unreasonably withheld; provided that nothing herein shall prohibit either party from issuing or causing publication of any such press release, or public communication to the extent that such action is required by law.

            8.4.4 PENDING OR THREATENED LITIGATION; UNDISCLOSED DISCOVERIES.
                  Between the date of this Agreement and the Closing Date, the Company and the Purchaser shall each inform the other promptly upon receiving knowledge of any pending or threatened litigation which could reasonably be anticipated to prohibit or restrain the consummation of the transactions contemplated herein including those involving the Company.

9.    COVENANTS

      9.1 GENERAL. If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action, including the execution and delivery of such further instruments and documents as the other party reasonably may request, all at the sole cost and expense of the requesting party. The Sellers acknowledge and agree that from and after the Closing the Purchaser will be entitled to possession of all documents, books, records, including tax records, agreements and financial data of any sort relating to the Selected Company's Assets, Selected Assumed Liabilities, and the Selected Receivables.

      9.2 COVENANT NOT TO COMPETE. For a period of thirty (30) months following the Closing Date, the Company and each Shareholder shall not compete or engage directly or indirectly in the Purchaser's Business as defined by this Agreement, within the territory of Russia, the CIS, China, Mongolia and India.

      9.3 NO SOLICITATION OF EMPLOYEES. For a period of thirty-six (36) months following the Closing Date, the Shareholders shall not directly or indirectly (a) solicit, entice, persuade or induce any current or future employee of the Company or of the Purchaser or any client then under contract with the Purchaser or the Representative Office to terminate his employment by or contractual relationship with the Purchaser or the Representative Office or to become employed by or to enter into contractual relations with a competitor of the Purchaser or the Representative Office, or directly or indirectly authorize or assist in the taking of any such actions by any third party, or (b) employ any of the current or future employees of the Purchaser or the Representative Office, or be a director or hold any senior management or consulting position with a company in which any current or future employee of the Purchaser holds a ten percent (10%) or more equity interest or options to purchase such equity interest.

      9.4 INVALIDITY OR UNENFORCEABILITY. If the final judgment of a court of competent jurisdiction declares that any term or provision of Sections 9.3 and 9.4 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

15


      9.5 CONFIDENTIALITY. The Shareholders shall maintain in confidence all Confidential Information and all confidential information relating to Paradigm, the Purchaser or the Representative Office.

      9.6 CESSATION OF OPERATIONS. After the Closing, the Company shall cease all operations in the field of the Purchaser's Business.


10.   INDEMNITY

      10.1 SURVIVAL OF REPRESENTATIONS. All of the representations and warranties of the Shareholders, the Company, the Purchaser and Paradigm contained in this Agreement shall survive the Closing hereunder and continue in full force and effect forever thereafter, subject to any applicable statutes of limitations.

      10.2 INDEMNIFICATION. The Shareholders and the Company hereby, jointly and severally, agree to indemnify and hold harmless the Purchaser and its directors, officers, shareholders and Affiliates against any losses, liabilities, damages and expenses including but not limited to counsel fees and litigation expenses ("Third Party Payments"), , as and when incurred arising out of, based upon, or in connection with (i) any breach of any representation, warranty, covenant or agreement of Shareholders or the Company contained in this Agreement; and (ii) any Excluded Liability provided that the Shareholders shall not be required to indemnify the Purchaser for any Third Party Payments unless and until the amount of the Third Party Pay exceeds $50,000 (Fifty thousand US dollars) in the aggregate (the "Cushion"). However, if the amount of the Third Party Payments exceed the Cushion, the Purchaser will have the right to indemnification for those amounts exceeding the Cushion. To the extent sufficient to cover all Third Party Payments, indemnification will be made by way of set-off deduction from the payments due to the Company according to this Agreement, (iii) any taxes payable to the Russian authorities up to the Closing Date, through any cause whatsoever.


      10.3 NOTICE OF CLAIM. The Purchaser shall provide the Shareholders and the Company with prompt notice of any claim asserted or threatened against the Purchaser on the basis of which the Purchaser intends to seek indemnification as provided for in this Section 10. However, the obligations of the Purchaser under this Section 10 shall not be conditional upon receipt of any such notice and no delay on the part of the Purchaser in providing notice shall relieve the Shareholders or the Company from any obligation hereunder.


      10.4 OTHER REMEDIES. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy the Purchaser may have with respect to the Shareholders or the Company.

      10.5 LIMITATION OF LIABILITY. Notwithstanding anything to the contrary in this Agreement, the liability of the Shareholders and the Company pursuant to this Section 10 shall not exceed US $2,000,000 plus interest at the LIBOR rate accruing from the Date of the Closing, provided further that no Shareholder shall in any event be liable for more than his pro rata share of any such liability based on his shareholding in the Company at the Closing.

11.   CONDITIONS TO THE CLOSING

      11.1 OBLIGATIONS OF PURCHASER The obligations of the Purchaser to consummate the transactions contemplated hereby are subject to the fulfillment prior to or at the Closing of each of the following conditions:

            11.1.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in Section 3 hereof, shall be true and correct as of the date when made and as of the Closing as though such representations and warranties were made at and as of such date.

            11.1.2 PERFORMANCE OF UNDERTAKINGS. The Shareholders and the Company shall have

16


                     performed and complied with all agreements, obligations and conditions required by this Agreement to be performed or complied with by the Shareholders, and the Company on or prior to the Closing. No suit, action, investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby, or wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (a) prevent consummation of any of the transactions contemplated by this Agreement, (b) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (c) affect adversely the right of the Purchaser to own the Shares and to control the Company or
                     (d) affect adversely the right of the Company to own the Assets and to operate its businesses.

            11.1.3 CONSENTS. The Shareholders and the Company shall have procured all of the third party consents, as specified in APPENDIX 11.1.3, if and to the extent required to enter into this Agreement and to consummate the transactions hereunder.

            11.1.4 CERTIFICATES. The Shareholders shall have furnished the Purchaser with certificates, including without limitation, certificates of officers of the Company, to evidence compliance in all respects with the conditions set forth in this Section in the form attached as APPENDIX 11.1.4.

            11.1.5 OPINION OF COUNSEL. The Company and the Shareholders shall have furnished the Purchaser with an opinion of counsel to the Company, and the Shareholders dated the Closing Date, substantially in the form of APPENDIX 11.1.5 hereto.

            11.1.6 EMPLOYMENT AGREEMENTS. In order to facilitate the ongoing business of the Representative Office and to preserve the goodwill established by the Company over the years, the Key Employees and all other employees of the Company listed in APPENDIX 11.1.6(a) shall have entered into employment agreements with the Representative Office in the form acceptable to the Purchaser.

            11.1.7 ALL ACTION. All actions to be taken by the Shareholders and the Company in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Purchaser.

            11.1.8 NO ADVERSE CHANGE. Since the date hereof, no material adverse change in the financial condition, assets, business or prospects of the Company taken as a whole, shall have occurred. The Purchaser shall have completed a review on the Company in respect of its financial, business and legal due diligence, to its complete satisfaction.

            11.1.9 INTELLECTUAL PROPERTY OF MIT AND JGI: The Company shall have provided the Purchaser with proof as reasonably required by the Purchaser, that as of the Closing Date, the Company has physically removed all confidential information and software, including source codes, object codes, and all documents and computer discs, diskettes and other computer readable form containing any know-how, software, inventions, methods, processes and techniques belonging to, developed by, for or together with MIT and/or JGI have been from the premises to be used by the Representative Office and from all equipment used or to be used by the Purchase and/or the Representative Office.

            11.1.10 AGREEMENT WITH JGI: The Company will deliver to the Purchaser written confirmation, in the form reasonably acceptable to the Purchaser, that the Sales Representative Agreement between the Company and JGI dated July, 1997 has either (i) been terminated and JGI will have no claims against Paradigm, Purchaser or the Representative Office with respect to such termination, or (ii)

17


                     been unconditionally assigned to the Representative Office To the representative Office as of the Closing Date.

            11.1.11 TERMINATION OF MIT AGREEMENT: The Company will provide the Purchaser with written confirmation reasonably acceptable to the Purchaser, to the effect that the International Sales Representative Agreement dated April 1, 1995 between the Company and MIT has been terminated with effect as of the Closing Date.

             11.1.12 APPENDICES: All the Appendices to be attached to this
                     Agreement shall be completed and shall be to Purchaser's satisfaction.

       11.2 OBLIGATIONS OF THE COMPANY AND SHAREHOLDERS. The obligations of the Company and the Shareholders to consummate the transactions hereby contemplated are subject to the fulfillment at the Closing of each of the following conditions:

             11.2.1 PURCHASE PRICE. The Purchaser shall have paid to the Company the first installment of the purchase price as specified in Section 6.1 above.

             11.2.2 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Purchaser contained in Section 4 hereof, shall be in all material respects true and correct as of the date when made and as of the Closing as though such representations and warranties were made at and as of such date.

             11.2.3 PERFORMANCE OF UNDERTAKINGS. the Purchaser shall have performed and complied with all agreements, obligations and conditions required by this agreement to be performed or complied with by the purchaser on or prior to the Closing. no suit, action, investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby, or wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (a) prevent consummation of any of the transactions contemplated by this Agreement or(b) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

12.    THE CLOSING

       12.1 The Closing shall take place on February 3, 1999 at the offices of Paradigm Geophysical Limited in Herzlia at 1.00 p.m. or any other date or place agreed by the parties (the "Closing"). In the event that the Closing shall not have occurred by February 28, 1999, for whatever reason, then any party may notify the other parties that this Agreement has been terminated and none of the parties will have any claims against any of the other parties.

       12.2 All Closing documents shall be in English, except for those documents which are required to be in Russian, owing to the requirements of The Government of the Russian Federation, and such latter documents shall be translated into English unless agreed otherwise by the parties.

       12.3 If copies of this Contract or the Closing documents are executed in multiple languages, the English language version shall be the official version.

13.    POST CLOSING MANAGEMENT

              In order to remove doubt the parties agree that after the Closing the management of the representative office and all matters relating to the representative office including budgets will be directed entirely by the Purchaser.

18


14.    MISCELLANEOUS

       14.1 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, subject to the effectiveness of the Closing, supersedes all prior agreements between the parties thereto.

       14.2 WAIVER. Omission or delay on the part of any party in requiring due and punctual fulfillment of any of the obligations of the other parties hereunder shall not be deemed a waiver of such obligation, or any other obligations, present or future, or of any resulting remedy for the breach thereof.

       14.3 COSTS AND EXPENSES. Any tax (except income tax) or taxes payable upon the transfer of the Shares and required by Russian law shall be payable by the Company. Save as otherwise expressly provided herein, all costs, taxes, levies, fees and charges of any kind whatsoever incurred pursuant to this Agreement will be borne by the party incurring same.

       14.4 LAW AND JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of Israel (without consideration to conflict of laws). The parties hereto submit to the exclusive jurisdiction of the courts of Tel Aviv Israel for the resolution of any dispute arising in connection with this Agreement.

              The parties agree that it would be difficult, if not impossible, to calculate damages in the event of any breach of this Agreement. Accordingly, the parties desire to make this Agreement specifically enforceable by equitable remedies including, but not limited to, injunction. Such right to equitable remedies shall be in addition to any remedy at law for damages that either party may have.

       14.5 HEADINGS. The headings of the sections of this Agreement are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

       14.6 ASSIGNMENT. No party may assign or delegate any of its rights or obligations hereunder to a third person without the prior written consent of the other party (which shall not be unreasonably withheld); provided, however, that the Purchaser may assign or delegate its rights and obligations hereunder to a subsidiary or Affiliate of The Purchaser. An "Affiliate" of the Purchaser shall mean an entity controlled by, controlling or under common control with the Purchase.

       14.7 AMENDMENTS AND WAIVERS. No waiver by a party or failure to enforce any of its rights thereunder shall be construed as a waiver to enforce other rights or the same right on future occasions. No amendment, modification, or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by the party against whom such amendment, modification or waiver is sought to be enforced.

       14.8 NOTICES. Notices to be served thereunder shall be in writing as hereinafter provided and shall be serve upon the parties at the asset forth below. Notices served by registered airmail shall be deemed served on the day of actual delivery by the addressee's receipt, or at the expiration of the 7 (seven) days after the date of mailing, whichever is earlier. Notices served by telex, telegram, telecopier or cable shall be deemed to be in writing and to have been served within 12 (twelve) hours (in the case of telex or telecopier) and within 24 (twenty-four) hours (in the case of telegrams or cables) or dispatch.

ADDRESSES OF THE PARTIES. The addresses of the parties for the purposes of this agreement are as follows:

       GEOTECH JOINT STOCK COMPANY
       Pokrovra Street 22
       Moscow 10100
       Russia

       DR. NIKOLAI L. BARANSKY                  DR. EVGENY A. KOZLOV

       Apt. 242 Korpus 1, 7,                    Apt. 495, 2 Serafimovicha Street
       Kashirskoe schosse                       Moscow

19


            Moscow

            ---------------------------------   -------------------------------
            MR. DIMITRI V. SULITSKY             MR. CHRISTOPHER D. KIM
            Apt. 40, 12                         7431, S. Houstoun Waring Circle
            Alabyana Street                     Littleton, Colorado
            Moscow                              80120, USA

            ---------------------------------   -------------------------------
            PARADIGM GEOPHYSICAL SERVICES LTD.  PARADIGM GEOPHYSICAL LTD.
            Regal Court                         Bet Mercazim
            42-44 High Street                   32 Maskit Street
            Slough, Berkshire, Sl1 1El          Herzlia B, Israel
            United Kingdom

            PARADIGM GEOPHYSICAL EUROPE LTD.    PARADIGM GEOPHYSICAL (UK) LTD.
            Regal Court                         Regal Court
            42-44 High Street                   42-44 High Street
            Slough, Berkshire, Sl1 1El          Slough, Berkshire, Sl1 1El
            United Kingdom                      United Kingdom


     14.9 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provisions will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     14.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.


IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above:

PARADIGM GEOPHYSICAL (U.K.) LTD.          GEOTECH JOINT STOCK COMPANY

/s/ Eldad Weiss                           /s/ Nikolai L. Baransky
________________________________          ____________________________


By:    _________________________          By:    _____________________

Title: _________________________          Title: _____________________


                                          PARADIGM GEOPHYSICAL LTD.
/s/ Nikolai L. Baransky
________________________________
NIKOLAI L. BARANSKY                       /s/ Eldad Weiss
                                          _____________________________
/s/ Evgeny A. Kozlov
________________________________
EVGENY A. KOZLOV                          By:    ______________________

/s/ Dimitry V. Sulitsky
________________________________          Title: ______________________
DIMITRY V. SULITSKY

________________________________

20

/s/ Christopher D. Kim
_________________________________
CHRISTOPHER D. KIM

PARADIGM GEOPHYSICAL SERVICES LTD.        PARADIGM GEOPHYSICAL EUROPE LTD.

/s/ Eldad Weiss                           /s/ Eldad Weiss
_________________________________         _______________________________

By:    __________________________         By:    ________________________

Title: __________________________         Title: ________________________

21



                         LIST OF APPENDICES

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APPENDIX NO.                         DESCRIPTION                                              SECTION NO.
------------                         -----------                                              -----------
     1.4      List of Company's maintenance agreements                                          1.4
                                                                                  NONE
----------------------------------------------------------------------------------------------------------
    1.11      Excluded Receivables                                                              1.11
----------------------------------------------------------------------------------------------------------
    1.12      Excluded Receivables Related Costs                                                1.12
----------------------------------------------------------------------------------------------------------
    1.14      List of Key Employees                                                           1.44, 4.9
----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
    1.18      Business Plan for Representative Offices                                          1.18
----------------------------------------------------------------------------------------------------------
    1.24      Selected Receivables                                                            1.24, 4.9
----------------------------------------------------------------------------------------------------------
   2.1.1.1    List of contracts, agreements, commitments and arrangements                      2.1.1.1
----------------------------------------------------------------------------------------------------------
   2.1.1.2    List of equipment, office furnishings, and fixtures, vehicles,                   2.1.1.2
----------------------------------------------------------------------------------------------------------
   2.1.1.3    List of Rental Agreements                                                        2.1.1.3
----------------------------------------------------------------------------------------------------------
   2.1.1.5    List of Approvals, Authorisations, Consents, etc.                                2.1.1.5
                                                                                  NONE
----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
     4.5      Present Members of the Board of Directors of the Company.                          4.5
----------------------------------------------------------------------------------------------------------
     4.6      Defaults of Company                                                 NONE           4.6
----------------------------------------------------------------------------------------------------------
     4.8      Equipment owned by Company free and clear of liens                                 4.8
----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
    4.12      Schedule of all outstanding undertakings of the Company             NONE            4.12
----------------------------------------------------------------------------------------------------------
    4.13      Liabilities                                                                         4.13
----------------------------------------------------------------------------------------------------------
    4.14      Material Adverse Changes                                            NONE            4.14
----------------------------------------------------------------------------------------------------------
   4.16.1     Full list of employees of Company including Salaries, benefits,etc                 4.16.1
----------------------------------------------------------------------------------------------------------
     6.6      Bank Accounts for Payment                                                            6.6
----------------------------------------------------------------------------------------------------------
   11.1.3     Third party consents                                             NONE REQUIRED     11.1.3
----------------------------------------------------------------------------------------------------------
   11.1.4     Shareholders' and officers' certificates evidencing compliance                     11.1.4
----------------------------------------------------------------------------------------------------------
   11.1.5     Opinion of Counsel to the Company                                                  11.1.5
----------------------------------------------------------------------------------------------------------
 11.1.6 (a)   List of Key Employees who must sign agreements with the Representative Offices     11.1.6
----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------